Exhibit 23.3

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Shire Pharmaceuticals Group plc Registration Statement on Form S-3 of our report dated January 25, 2001 included in the current report on Form 8-K of Shire Pharmaceuticals Group plc filed August 15, 2001, on our audits of the consolidated financial statements of BioChem Pharma Inc., prepared in United States of America dollars and in accordance with generally accepted accounting principles in the United States of America as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998.

/s/ Raymond Chabot Grant Thornton

Chartered Accountants
General Partnership



Montreal, Canada
November 6, 2001